Exhibit 3.3.39

CERTIFICATE OF INCORPORATION

OF

U.S.A. CINEMAS, INC.

FIRST. The name of the corporation is U. S. A. Cinemas, Inc.

SECOND. The address of the Corporation’s registered office in the State of Delaware is Suite 1013, 1100 North Market Street, in the City of Wilmington, County of New Castle. The name of the Corporation’s registered agent at such address is P. M. Snyder, Jr.

THIRD. The nature of the business to be conducted or promoted by the Corporation is:

To engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH. The aggregate number of shares which the Corporation shall have the authority to issue is 40,000 shares, divided into 20,000 shares of Preferred Stock, each of which shall have the par value of $10.00 per share, and 20,000 shares of Common Stock, each of which shall have the par value of $1.00 per share.

The holders of the stock of the Corporation not have any pre-emptive right to subscribe to any additional stock of the Corporation.

A statement of the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions granted to or imposed upon the shares of each class, except such thereof as the Board of Directors of the Corporation ( the “Board of Directors” ) is authorized to fix by resolution or resolutions, as hereinafter provided, is as follows:

I. PREFERRED STOCK

1. General. The Board of Directors shall have authority, by resolution, to divide any or all of the shares of Preferred Stock into, and to authorize the issue of, one or more series and with respect to each such series to establish and, prior to the issue thereof to fix and determine:

(a) a distinguishing designation for such series and the number of shares comprising such series, which number may (except as otherwise provided by the Board of Directors in creating such series) be increased or decreased from time to time (but not below the number of shares then outstanding) by action of the Board of Directors;

(b) the rate and times at which and the other conditions on which dividends on the shares may be declared and paid or set aside for payment; whether the shares shall be entitled to any participating or other dividends in addition to dividends at the rate so determined and, if so, on what terms; and whether dividends shall be cumulative and, if so, from what date or dates and on what terms;

(c) whether or not the shares shall have voting rights, in addition to the voting rights provided by law and, if so, the terms and conditions thereof;

(d) whether the shares shall be convertible or exchangeable, at the option of either the holder or the Corporation or upon the happening of a specified event, and, if so, the terms and conditions of such conversion or exchange, including provisions for any adjustment of the conversion or exchange rate;

(e) whether or not the shares shall be redeemable and, if so, the terms and conditions, if any, upon which they may be redeemed, including the date or dates or event or events upon or after which they shall be redeemable, the cash, property or rights (including securities of the Corporation and of a corporation or corporations other than the Corporation) for which they may be redeemed, whether they shall be redeemable at the option of the holder or the Corporation, or both, or upon the happening of a specified event or events and the amount or rate of cash, property or rights (including securities of the Corporation and of a corporation or corporations other than the Corporation) per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, including provisions for any adjustment of the redemption prices or rates;

(f) whether any shares shall be redeemed through sinking fund payments and, if so, on what terms;

(g) the amounts payable upon shares in the event of voluntary or involuntary liquidation, dissolution, winding up or distribution of the assets of the Corporation; and

(h) subject to the provisions of the next succeeding paragraph of this Section 1, any other relative powers, preferences and rights and qualifications, limitations and restrictions of such series.

In the resolution establishing a new series of Preferred Stock, the Board of Directors may provide for such additional rights, and with respect to rights as to dividends, redemption and liquidation, such relative preferences between shares of different series, as are consistent with the rights of all outstanding shares of previously established series, and with all other provisions of this Article FOURTH, but in the resolution creating a new series of Preferred Stock the Board of Directors may only provide that such series shall have a preference over outstanding shares of any previously created series of Preferred Stock with respect to rights as to dividends, redemption and liquidation to the extent that the resolutions of the Board of Directors authorizing such previously created series expressly so permitted.

All shares of Preferred Stock of all series shall be identical except as to the above mentioned rights and preferences which the Board of Directors is authorized as aforesaid to fix and determine. Except to the extent that the resolution of the Board of Directors establishing a particular series shall otherwise provide: (i) in case the stated dividends are not paid in full, all shares of Preferred Stock of all series shall participate ratably in the payment of dividends, including accumulated but unpaid dividends, in accordance with the sums which would be payable thereon if all dividends thereon were declared and paid in full, and (ii) in case amounts payable upon liquidation of all series are not paid in full, all shares of Preferred Stock of all series having a liquidation preference shall participate ratably in any distribution of assets other than by way of dividends, in accordance with the sums which would be payable on such distribution if all sums payable thereon to holders of all shares of Preferred Stock were discharged in full.

2. Dividends. When and as declared by the Board of Directors, in their discretion or upon the occurrence of conditions specified in the resolution of the Board of Directors authorizing a particular series of Preferred Stock (including, without limitation, the sole specified condition that funds for the payment of any dividend be legally available for the payment of dividends under the laws of the State of Delaware as in effect at the time any periodic dividend is declared or payable, in which event the Board of Directors, in considering the payment of a dividend on such a series of Preferred Stock, shall not exercise any element of discretion which they might otherwise exercise in determining whether a dividend should be declared and paid), the holders of the shares of Preferred Stock shall be entitled to receive out of any funds of the Corporation lawfully available for dividends under the laws of the State of Delaware, cash dividends at such fixed rate (or, if participating, such participating rate and such fixed rate, if any) per share for each particular series, and no more, payable with such frequency and on such dates, in each case as the Board of Directors may determine in fixing and determining the rights and preferences of such series as above provided. Except to the extent that the resolution of the Board of Directors establishing a particular series shall provide that dividends on shares of such series shall not be cumulative or shall otherwise provide, such dividends on the Preferred Stock shall be cumulative from the dates as follows:

(a) in the case of shares issued prior to the record date for the initial dividend on shares of the series of which such shares shall constitute a part, then from the date of issuance of such shares;

(b) if issued during the period commencing immediately after the record date for a dividend on shares of such series and terminating at the close of the payment date for such dividend, then from such dividend payment date; and

(c) otherwise, from the dividend payment date next preceding the date of issue of such shares.

Except as expressly provided by the Board of Directors in creating a particular series of Preferred Stock, accrued but undeclared or unpaid dividends on shares of Preferred Stock shall not bear interest.

Further restrictions with respect to dividends and distributions on, and acquisitions for value of, shares of Preferred Stock and shares of Common Stock are set forth in Section 6 of this Part I.

3. Redemption of Preferred Stock. Except as otherwise provided in Section 6 of this Part I, and except to the extent that the resolution of the Board of Directors establishing a particular series shall provide that shares of such series shall not be redeemable by the Corporation or that the shares of such series shall be redeemable in another manner, the Corporation may redeem all or any of the outstanding shares of Preferred Stock, or all or any shares of any series thereof, at any time or from time to time, upon payment in respect of the shares so redeemed of the amount payable upon redemption thereof fixed as aforesaid by the Board of Directors in respect of the series of which such shares shall constitute a part, together in each case, to the extent that such shares have cumulative dividend rights, with an amount equal to all accumulated and unpaid dividends accrued thereon to the date of redemption, whether or not such dividends shall have been earned or declared (such price, including such amount equal to such accumulated and unpaid dividends, and whether payable in cash and partly in property, as hereinafter provided, being hereinafter called the “redemption price”). In fixing the redemption price for shares of Preferred Stock of a particular series as aforesaid, the Board of Directors shall specify whether such redemption price shall be paid in cash, in property or in rights (including securities of the Corporation and of a corporation or corporations other than the corporation), or a combination thereof. If the redemption price of shares of a particular series may be paid in whole or in part in property or rights, the resolution fixing the redemption price shall specify the method to be followed in valuing the property or rights which may be used to make such payment.

Any redemption by the Corporation shall be in such amount, at such place and in such manner as the Board of Directors shall determine. Except to the extent that the resolution of the Board of Directors authorizing a particular series of Preferred Stock shall otherwise provide, in the case of a redemption by the Corporation of less than all the outstanding shares of Preferred Stock of any series, the particular shares to be redeemed shall be selected by lot in such manners as the Board of Directors shall determine. Unless otherwise waived in writing by the holder thereof, notice of every redemption shall be (i) mailed at least 30 days prior to the date fixed for such redemption to the holders of record of the shares so to be redeemed at their respective addresses as the same shall appear on the books of the Corporation and (ii) published at least once in a newspaper of general circulation, customarily published each business day in the City of Philadelphia, Pennsylvania.

From and after the date fixed in any such notice as the date of redemption by the Corporation, unless default shall be made by the Corporation in providing the redemption price at the time and place specified for the payment thereof pursuant to said notice, all dividends on the shares of Preferred Stock thereby called for redemption shall cease to accrue and all rights of the holders thereof as stockholders in the Corporation, except the right to receive the redemption price upon surrender of their share certificates, shall cease and terminate, and such shares shall not be deemed outstanding for any purpose.

The Corporation may, however, give or irrevocably authorize the Depositary hereinafter mentioned forthwith to give written notice (in the same manner as the notice of redemption is required to be given as aforesaid) to the holders of all the shares of Preferred Stock selected for redemption by the Corporation that the redemption price has been or will on a date specified be deposited with a designated bank, bank and trust company, or private bank, which shall have an office in Philadelphia, Pennsylvania, or New York, New York, and shall have a capital and surplus of not less than $25,000,000 (hereinafter called the “Depositary”), in trust for the account of the holders of such shares of Preferred Stock, and that such holders may receive the redemption price of such shares of Preferred Stock from such Depositary on or after the date of such deposit upon the surrender of their share certificates without awaiting the date fixed for redemption. In such event, if the redemption price shall have been so deposited by the Corporation with such Depositary, all rights as stockholders in the Corporation of the holders of the shares so called, except the right to receive the redemption price from such Depositary upon such surrender, shall cease and terminate upon the date of such deposit or the date of the giving of such notice or authority, whichever be later, and such shares of Preferred Stock shall thereafter not be deemed to be outstanding for any purpose; provided, that if any shares so called for redemption shall at that time be convertible, the conversion privilege may be exercised in accordance with its terms, but not later than the close of business on the day prior to the date fixed for redemption. Any portion of the redemption price so deposited which represents the redemption price of convertible shares which are actually converted shall promptly be repaid by the Depositary to the Corporation. Any remaining portion of the redemption price so deposited which shall remain unclaimed by the holders of such shares of Preferred Stock at the end of two years after the date so fixed for redemption shall be paid by such Depositary to the Corporation, after which the holders of such shares of Preferred Stock shall look only to the Corporation for payment of the redemption price thereof.

Shares of preferred Stock of any series redeemed, purchased or otherwise acquired may be cancelled by the Board of Directors and thereupon restored to the status of authorized but unissued shares of Preferred Stock undesignated as to series.

4. Liquidation or Dissolution. Except to the extent that the resolution of the Board of Directors establishing a particular series shall otherwise provide with respect to shares of such series, on any voluntary or involuntary liquidation or dissolution of the Corporation, before any payment or distribution shall be made to the holders of any Common Stock, the holders of the shares of Preferred Stock shall be entitled to be paid the amounts, if any, respectively fixed therefor as aforesaid by the Board of Directors in respect of each outstanding series of Preferred Stock, together in each case, to the extent such shares have cumulative dividend rights, with an amount equal to all accumulated and unpaid dividends thereon to the date of such payment, whether or not such dividends shall have been earned or declared.

After such payment shall have been made in full to the holders of shares of Preferred Stock, they shall be entitled to no further payment or distribution, and the holders of Common Stock shall be entitled to share ratably in all remaining assets of the Corporation.

A consolidation with or merger with or into any other corporation or corporations shall not be deemed a liquidation or dissolution of the Corporation within the meaning of this Section 4.

5. Voting Rights. Except to the extent that the resolution of the Board of Directors establishing a particular series shall otherwise provide and except as otherwise provided herein or by law, at each meeting of stockholders of the Corporation, each holder of shares of Preferred Stock shall be entitled to one vote for each such share on each matter to come before the meeting.

The resolution of the Board of Directors establishing a particular series may confer on holders of the shares of such series, voting separately or with holders of shares of Preferred Stock of other series the right to elect a member or members of the Board of Directors at any time or from time to time.

6. Restrictions on Dividends and Purchase of Shares of Preferred and Common Stock. So long as any shares of Preferred Stock shall be outstanding, no dividends (Other than dividends payable in shares of Common Stock) shall be paid or distribution shall be made on the shares of Common Stock, nor shall any shares of Common Stock be purchased, retired or otherwise acquired by the Corporation (except out of the proceeds of the sale of shares of Common stock received by the Corporation after December 1, 1985), nor shall any shares of Preferred Stock be redeemed, purchased or otherwise acquired (for sinking fund purposes or otherwise) by the Corporation except in accordance with a stock purchase offer (which may vary as to terms offered with respect to shares of different series but not with respect to shares of the same series) made to all holders of record of shares of Preferred Stock, unless in each such case

(a) all accumulated and unpaid dividends on all outstanding shares of Preferred Stock for all past dividend periods shall have been paid and full dividends on all shares of Preferred Stock for the then current dividend period declared and a sum sufficient for the payment thereof set apart; and

(b) the Corporation shall not be in arrears in respect of any sinking fund obligation or obligations of a similar nature in respect of any series of Preferred Stock.

7. Certain Matters Requiring Consent of Holders of Two-Thirds of Preferred Stock. So long as any shares of Preferred Stock shall be outstanding, and subject to the provisions of the last sentence of this Section 7, the Corporation shall not, without the consent of the holders of at least two-thirds of the shares of Preferred Stock at the time outstanding, given in person or by proxy, either in writing or at a meeting called for the purpose:

(a) adopt or affect any amendment to the Corporation’s Certificate of Incorporation, including any amendment to the terms of any previously created series of Preferred Stock, other than an amendment of the nature described under Section 8 below, which would adversely affect the powers, preferences or special rights of the Preferred Stock; provided, however, that if any such amendment shall adversely affect the powers, preferences or special rights of one or more, but not all, of the several series of Preferred Stock at the time outstanding, the consent of the holders of at least two-thirds of the shares then outstanding of those series adversely affected, voting together and not by series, shall be required in lieu of the consent of the holders of two-thirds of the Preferred Stock; or

(b) authorize any new class of stock which is senior to the Preferred Stock with respect to the payment of dividends or distributions on liquidation or dissolution.

Notwithstanding the foregoing provisions, the resolution of the Board of Directors creating a particular series may provide that the consent of the holders of the outstanding shares of such series shall not be required with respect to some or all of the foregoing matters and, to the extent so provided, such shares shall not be deemed outstanding for the purpose of applying the provisions of this Section 7.

8. Certain Matters Requiring Consent of Holders of Majority of All Outstanding Shares. The Corporation may increase the authorized number of shares of Preferred Stock, or authorize any new class of stock which is on a parity with the Preferred Stock with respect to the payment of dividends or distributions on liquidation or dissolution, by obtaining the affirmative vote, given in person or by proxy, of the holders of at least a majority of the then outstanding Common Stock and Preferred Stock, voting together and not by class.

II. COMMON STOCK

1. Junior to Preferred Stock. The Common Stock shall rank junior to the Preferred Stock with respect to payment of dividends and distributions on liquidation or dissolution.

2. Voting Rights. Except as expressly provided by law, or as otherwise provided in Part I above, or by resolution of the Board of Directors pursuant to the authority granted under Part I above, all voting rights shall be vested in the holders of the Common Stock. At each meeting of stockholders of the Corporation, each holder of Common Stock shall be entitled to one vote for each such share on each matter to come before the meeting, except as otherwise provided hereby or by law.

Further provisions affecting or concerning voting rights of the holders of shares of Common Stock are contained in Section 5 and 8 of Part I above.

3. Dividends. After all accumulated and unpaid dividends upon all shares of Preferred Stock for all previous dividend periods shall have been paid and full dividends on all shares of Preferred Stock for the then current dividend period declared and a sum sufficient for the payment thereof set apart therefor, and after or concurrently with the setting aside of any and all amounts then or theretofore required to be set aside for any sinking fund obligation or obligation of a similar nature in respect of any series of Preferred Stock, then and not otherwise, and subject to any other applicable provisions of Part I hereof, dividends may be declared upon and paid to the holders of the Common Stock, to the exclusion of the holders of the Preferred Stock.

4. Rights Upon Liquidation. In the event of voluntary or involuntary liquidation or dissolution of the Corporation, after payment in full of amounts, if any, required to be paid to the holders of the Preferred Stock, the holders of the Common Stock shall be entitled, to the exclusion of the holders of the Preferred Stock, to share ratably in all remaining assets of the Corporation.

FIFTH. The name and mailing address of the incorporator is as follows:

NAME	MAILING ADDRESS
Henry Sill Bryans	1100 Philadelphia National Bank Building
Philadelphia, PA 19107

SIXTH. The Corporation is to have perpetual existence.

SEVENTH. In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to make, alter or repeal the by-laws of the Corporation.

EIGHTH. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 273 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders of this Corporation, as the case may be, and also on this Corporation.

NINTH. Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors of the Corporation. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

TENTH. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to his reservation.

THE UNDERSIGNED, being the incorporator hereinafter named, for the purpose of forming a corporation pursuant to the General Corporation Law of Delaware, does make this certificate, hereby declaring and certifying that this is his act and deed and the facts herein stated are true, and accordingly has hereunto set his hand this 12th day of December, 1985.

/s/ Henry Sill Bryans	(SEAL)
Henry Sill Bryans

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

U.S.A. CINEMAS, INC.

Pursuant to Section 241 of the General

Corporation Law of the State of Delaware

The undersigned, U.S.A. CINEMAS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that:

FIRST: That the first paragraph of Article FOURTH of the Certificate of Incorporation of U.S.A. CINEMAS, INC. be and it hereby is amended to read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is 120,000 shares, divided into 100,000 shares of Preferred Stock, each of which shall have the par value of $100.00 per share, and 20,000 shares of Common Stock, each of which shall have the par value of $1.00 per share.

SECOND: The Corporation has not received any payment for any of its stock.

THIRD: Said Amendment has been duly adopted by the sole incorporator in accordance with the provisions of Section 241 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by its sole incorporator this 14th day of February, 1986.

U.S.A. CINEMAS, INC.

By	/s/ Henry Sill Bryans
Henry Sill Bryans
Sole Incorporator

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 09:00 AM 05/18/1992
752139050 - 2078133

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

U.S.A. CINEMAS, INC.

Pursuant to Section 242 of the General

Corporation Law of the State of Delaware

The undersigned, U.S.A. CINEMAS, INC., a corporation existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY THAT:

FIRST: That Article FOURTH of the Certificate of Incorporation of U.S.A. CINEMAS, INC. be and it hereby is amended to read in its entirety as follows:

The aggregate number of shares which the Corporation shall have the authority to issue is 1,000 shares of Common Stock, each of which shall have the par value of $200.00 per share.

SECOND: Said Amendment has been duly adopted by the board of directors of the Corporation and approved by the shareholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said U.S.A. CINEMAS, INC. has caused this Certificate to be executed by Seymour H. Smith, its Executive Vice President, and attested to by David I. Badain, its Assistant Secretary, on this 12th day of May, 1992.

U.S.A. CINEMAS, INC.

By:	/s/ Seymour H. Smith
SEYMOUR H. SMITH
Executive Vice President

ATTEST:

/s/ David I. Badain
David I. Badain
Assistant Secretary

USA-Cinemas/Various/D3

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

U.S.A. Cinemas, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

DOES HEREBY CERTIFY:

FIRST: In accordance with Section 303 of the General Corporation Law of the State of Delaware, this Amendment to the Certificate of Incorporation was made pursuant to a provision contained in an order of the United States Bankruptcy Court for the Southern District of New York having jurisdiction over a proceeding for the reorganization of this Corporation in the matter of In re Loews Cineplex Entertainment Corporation et. al., case number 01-40438, confirmed and approved on March 1, 2002.

SECOND: That the Certificate of Incorporation of this corporation be amended by adding the following sentence to Article Four:

“In accordance with Section 1123(a)(6) of the Bankruptcy code, the Corporation shall not issue non-voting equity securities prior to March 21, 2003.”

THIRD: That this Certificate of Amendment of the Certificate of Incorporation shall be effective on March 21, 2002.

IN WITNESS WHEREOF, said U.S.A Cinemas, Inc has caused this certificate to be signed by Bryan Berndt, its Vice President, this 21st day of March, 2002, under penalty of perjury that this Certificate is the act and deed of this Corporation and that the facts stated herein are true.

U.S.A. Cinemas, Inc.

By:	/s/ Bryan Berndt
Bryan Berndt
Vice President

STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 05:00 PM 03/21/2002
020188794 - 2078133